NEOS ETF Trust 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 30, 2023, relating to the financial statements and financial highlights of NEOS Enhanced Income Credit Select ETF, a series of NEOS ETF Trust (formerly WSTCM Credit Select Risk-Managed Fund, a series of WST Investment Trust), for the year ended August 31, 2023, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

July 22, 2024